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                                                                EXHIBIT 99.a(ii)

                              AMERICAN EAGLE FUNDS

                         WRITTEN INSTRUMENT AMENDING THE
                   TRUST'S AGREEMENT AND DECLARATION OF TRUST

         I, William F. Quinn, the sole initial Trustee of American Eagle Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to an Agreement and Declaration of Trust dated January 16, 1987 (the "Declaration of Trust"), do hereby amend the Declaration of Trust as follows pursuant to Article XII, Section 7 of the Declaration of Trust.

         1. The name of the Trust be, and it hereby is, amended to "American AAdvantage Funds."

         2. Article I, Section 1 of the Declaration of Trust be, and it hereby is, amended in its entirety to read as follows:

             Name

                  Section 1. This Trust shall be known as the "American
             AAdvantage Funds" and the Trustee(s) shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

         3. Article XII, Section 9 of the Declaration of Trust be, and it hereby is, amended in its entirety to read as follows:

             Use of the Words "American AAdvantage" and "American Airlines"

                  Section 9. American Airlines, Inc. has consented to the use by the Trust of the identifying words "American AAdvantage." Such consent is conditioned upon the employment of AMR Investment Services, Inc., its successors or its affiliated companies as investment adviser or manager of the Trust. As between the Trust and itself, American Airlines, Inc. controls the use of the name of the Trust insofar as such name contains the identifying words "American AAdvantage." American Airlines, Inc. may from time to time use the identifying words "American AAdvantage" in other connections and for other purposes, including, without limitation, in the names of other investment companies, corporations or businesses which it may manage, advise, sponsor or own, or in which it may have a financial interest. American Airlines, Inc. may require the Trust to cease using the identifying words "American AAdvantage" in the name of the Trust if the Trust ceases to employ AMR Investment Services, Inc. or another subsidiary or affiliate of American Airlines, Inc. as investment adviser or Manager.


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         IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swears that the foregoing is his free act and deed, and he has not set his hand hereunder on this 10th day of March, 1987.


                                           /s/ William F. Quinn
                                           --------------------
                                           William F. Quinn
                                           Trustee



[Notary]



State of Texas

County of Tarrant

This instrument was acknowledged before me on 10 March 1987 by William F. Quinn as Trustee of American AAdvantage Funds.


                                           /s/ Carol C. Zimmerman
                                           ----------------------
                                           Carol C. Zimmerman
                                           My commission expires: 2/17/91



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